                                                                 EXHIBIT 99(b)

               - BEFORE THE PUBLIC SERVICE COMMISSION OF UTAH -

               ------------------------------------------------

In the Matter of a Proceeding to Establish      )     DOCKET NO. 97-035-04
An Allocation Methodology to Separate           )     ____________________
PacifiCorp's Assets, Expenses and Revenues      )
Between Various States                          )     REPORT AND ORDER
                                                      ________________

               ------------------------------------------------

                                                        ISSUED: April 16, 1998
                                                        ______________________

______________________________________________________________________________

                                  SHORT TITLE

      ADOPTION OF AN INTERJURISDICTIONAL ALLOCATION METHOD FOR PACIFICORP
______________________________________________________________________________


                                   SYNOPSIS
                                   ________

            The Commission herein orders the adoption of the Rolled-In allocation method with a lump-sum addition for merger fairness that will end January 1, 2001, following a five-year phase-out period. A scheduling conference is established for April 30, 1998, at 9:00 am.

                             DOCKET NO. 97-035-04
                                     -ii-


                               TABLE OF CONTENTS
                               _________________

I.    PROCEDURAL HISTORY...............................................  1

II.   BACKGROUND.......................................................  1

III.  POSITIONS OF PARTIES.............................................  7
      A.  PACIFICORP...................................................  7
      B.  THE DIVISION OF PUBLIC UTILITIES.............................  8
      C.  THE COMMITTEE OF CONSUMER SERVICES...........................  9
      D.  THE UTAH FARM BUREAU FEDERATION..............................  9

IV.   STATEMENT OF ISSUES.............................................. 10

V.    DISCUSSION, FINDINGS AND CONCLUSIONS............................. 11
      A.  The Merger Fairness Adjustment............................... 11
      B.  The Number Of Years The Merger Fairness
            Adjustment Is Required..................................... 15
      C.  The Dollar Magnitude Of The Adjustment....................... 17
      D.  Implementing The Adjustment In Coming Years.................. 18
      E.  Accounting And Reporting..................................... 19

VI.   ORDER............................................................ 19

                             DOCKET NO. 97-035-04
                                     -iii-

APPEARANCES

Edward A. Hunter and
John M.  Eriksson                   For   Pacificorp
 of Stoel Rives

Raymond W.  Gee                      "    Utah Farm Bureau
 of Kirton & McConkie

Michael L. Ginsberg                  "    Division of Public Utilities
 Assistant Attorney General

Kent Walgren                         "    Committee of Consumer Services
 Assistant Attorney General

Brian Burnett                        "    Sunnyside Cogeneration Associates
 of Callister, Nebeker & McCullough

Gary A. Dodge                        "    Energy Strategies, Inc. and Utah
 of Kimball, Parr, Waddops,               Electric Deregulation Group
 Brown & Gee

                             DOCKET NO. 97-035-04
                                      -1-

                            I.  PROCEDURAL HISTORY

      On March 26, 1997, the Division of Public Utilities (DPU or Division) filed a request for a formal proceeding "to establish a procedure to allocate assets, revenues and expenses between Utah and other Pacificorp jurisdictions." The Commission determined that further proceedings were necessary to consider the Division's request. The Commission commenced this Docket for consideration of the request, giving notice of Commencement of Agency Action on April 3, 1997. At a scheduling conference held April 10, 1997, the Division, the Committee of Consumer Services (Committee), Pacificorp (Company or Pacificorp), Utah Farm Bureau Federation (Farm Bureau) and Sunnyside Cogeneration Associates (Sunnyside) entered appearances in this docket. Energy Strategies, Inc. (ESI) and Utah Electric Deregulation Group
(UEDG) sought intervention on July 21, 1997. The Commission issued a scheduling order on July 14, 1997, establishing intervention dates, testimony filing dates (subsequently modified by stipulation of the parties) and hearings dates. The Division, the Committee, and Pacificorp filed direct testimony on October 24, 1997, and rebuttal testimony on November 25, 1997. Hearings were held December 9 - 12, 1997. Post-hearing briefs or memoranda were filed January 16, 1998, by the Division, the Committee, the Farm Bureau and Pacificorp.

                                II.  BACKGROUND

      The issues in this Docket begin with the 1989 merger of two utilities having differing cost-of-service1 structures. Utah Power and Light Company, a baseload, coal-fired thermal generation system with strategically important transmission plant, had higher cost of service than did Pacific Power and Light Company, its lower cost, hydropower-based merger partner. Utah and the other six states with jurisdiction over the newly merged company informally agreed that it would be unfair for electric service rates in any state to rise solely because of the merger. This

[FN]
_______________

      1 The utility's "costs" or "cost of service" is the total of operating expenses plus taxes plus depreciation plus capital costs incurred to provide utility service. Though there are differences in a rate case, for present purposes we use the terms "cost of service" and "revenue requirement" interchangeably.

                             DOCKET NO. 97-035-04
                                      -2-

could happen to the lower-cost Pacific Northwest states if traditional cost-of-service ratemaking on a single-system basis were to produce higher rates there, and lower rates in the Utah Power states, than would have resulted had no merger occurred. All viewed the merger as an organizational change necessary to capture the anticipated benefits of single system planning and operation, in which all states were expected to share, once the two companies became one. The merging companies assured each state that these benefits would be large enough so rates should be lower but would never be higher in each state with the merger than without it, obviating the need for a
                     ________________________________
method to apportion costs as a prerequisite for approving the merger.
      Following approval of the merger, the concept of "merger fairness" arose. It means that state ratemaking processes must take special transitional steps to recognize the state jurisdictional ratemaking implications of the different cost-of-service structures of the two former companies. Otherwise, each state might not realize the lower rates in the magnitudes that the merging companies gave it reason to expect. Since then, the form these special steps have taken in Utah is to alter, in ways that are the subject of this Docket, the standard method for determining Utah jurisdictional revenue requirement. That is, the alterations are to prevent undue cost shifting from the Utah jurisdiction to the pre-merger Pacific Power states.
      To explain, we first describe the standard method that otherwise would have applied to PacifiCorp, as a merged company, from 1989 on. We also describe how the standard method has been altered in order to achieve merger fairness, both as seven-state regulatory staff agreements to guide PacifiCorp's regulatory filings in each state, and in Utah as a result of our decisions in general rate case Docket No. 90-035-06, Phase I Report and Order issued December 7, 1990.
      It is essential to recognize that PacifiCorp provides electric service in several states, but plans, operates and incurs costs to provide that service as an integrated, single utility system. No one disputes that this is the most efficient way to conduct its utility business; that, in other words, operation as separate divisions in its geographically dispersed service territory would increase system cost of service by giving up the benefit of an integrated operation.

                             DOCKET NO. 97-035-04
                                      -3-

      As the first ratemaking step, integrated system cost-of-service must be apportioned to each state jurisdiction. The apportioned amount of total
___________
system cost of service is the basis of the revenue requirement which each state designs rates to recover. Determining the proper apportionment method is the principal subject of this Docket.
      When each state uses the same apportionment method to obtain its share of system costs, the sum of state revenue requirements, all else equal, is expected to equal the revenue requirement or cost of service of the entire integrated system. This gives the Company the opportunity to be "made whole." Though the Company always bears the risk that the sum of the parts may not equal the whole,2 it clearly is interested in having all states use the same method.
      A description of the apportionment process begins with the recognition that cost of service is recorded as historical or embedded accounting information in the Uniform System of Accounts (USOA). This information is the basis for the apportionment process, which either directly assigns or
                                                           __________
allocates the amounts in each USOA account to each state.  Costs that are
_________
solely the responsibility of a single state, such as for distribution plant, are directly assigned to the state. Costs that are incurred jointly or in common to serve more than one and perhaps all states cannot be directly assigned but must be allocated to each state. Through direct assignment and
                     _________
allocation, total cost of service is apportioned to the states.
      The standard apportionment method has three steps, called functionalization, classification, and allocation.3 The analytical basis for these steps depends upon the

[FN]
_______________

      2 The merging company asserted that it and only it bears this risk in order to argue, successfully as it turned out, that apportionment need not be undertaken in Utah's merger approval proceedings because under any reasonable apportionment method Utah could be assured of benefiting from the merger. Report and Order issued September 28, 1988 in Docket No. 87-035-27.

      3 The analyst must decide the function -- production, transmission, distribution, or general -- of each account to which dollars are booked ("functionalization"). A second decision classifies -- as demand, energy, or customer -- the reason for which the cost is incurred ("classification"). The third decision selects the formula or factor by which the test-period dollar
                                                          __________________
amounts in the functionalized and classified accounts that cannot be directly
_______
assigned are allocated to each state jurisdiction ("allocation"). All three decisions are based on a considered view of the current demands faced by, and the engineering-economics of, the integrated utility system. In this Docket, parties present Joint Exhibit I, which is an algebraic description of each allocation factor. Joint Exhibit II shows the

                             DOCKET NO. 97-035-04
                                      -4-

characteristics of current demand for service throughout the total service territory, the engineering-economics of the system, and the principle of cost-causation. "Cost causation" means that costs incurred to provide service to a jurisdiction should be recovered from that jurisdiction only. By correctly employing these steps, the intent is to apportion system cost of service in a manner to achieve equitable and efficient results.
      In past discussions (for example, in Report and Order, Phase I, Docket No. 90-035-06), the Commission referred to the standard apportionment method as the "single-system, rolled-in method." The parties now agree on the functionalization, classification and allocation decisions of which that method is composed.4
      In Docket No. 90-035-06, the Commission altered the results of a single-system, rolled-in revenue requirement to achieve merger fairness in the following way. In Phase I of that Docket, the Company, supported by the Division and opposed in certain respects by the Committee, proposed an ad hoc apportionment approach called the "Consensus Method."5 The Commission declined to accept the proposal, but, based on record evidence, chose to retain the conventional

[FN]
_______________

functionalization, classification and allocation decisions for each USOA account. With one minor exception, these decisions are not in dispute.

      4 The term "rolled-in" refers to conventional embedded, average-cost ratemaking, and means that utility plant enters cost of service at original cost less accumulated depreciation and, based on the characteristics of current demand for service, is assigned and allocated in the conventional way
__________________________
(note 3) to each jurisdiction. This describes the "single-system, rolled-in apportionment method" and distinguishes it from proposed approaches which, by maintaining separate Utah and Pacific divisions, would directly assign major portions of collectively used plant, based on the characteristics of demand for service at the time the plant was built, to these hypothetical divisions.
            _______________________________
The divisionally assigned amounts would subsequently be allocated to jurisdictions.

      5 Immediately after the merger was consummated in 1989, meetings to address the problem of interjurisdictional "allocations" began between PacifiCorp and regulatory staff from each state in its service territory. The group, called "PITA," or PacifiCorp Interjurisdictional Task Force on Allocations, has met at least once each year since. Early labors produced the Consensus Method, which consisted of 10 adjustments or steps away from the Rolled-In method in an attempt to yield merger fairness. Chief among these steps were the direct assignment to "divisions" (the pre-merger service territories of Pacific Power and Utah Power) of pre-merger plant and creation of two unallocable "endowments" of these divisions. One endowment consists of the assignment to divisions of hydro capacity and energy; the other, assignment to divisions of pre-merger wheeling and remaining existing capacity
(REC) transmission revenues. When in about 1993 PITA judged the Consensus Method no longer capable of producing merger fairness, the group adopted a new method called "Accord."

                             DOCKET NO. 97-035-04
                                      -5-

single-system, fully rolled-in method to calculate jurisdictional revenue requirement. The Commission used this as a starting point, and added to it a lump-sum amount in order to meet the objective of merger fairness. This amount was derived by comparing the results of the Rolled-In and Consensus Methods. Thus, the Commission ordered an addition or transfer to Utah jurisdictional revenue requirement equal in amount to the difference between Utah revenue requirement calculated by the Rolled-In method and by the Consensus Method. Numerically, $72.74 million was added to the 1990 Rolled-In revenue requirement of $530.02 million to ensure merger fairness. This was not a cost-based transfer.6 The rates approved in Phase II of that Docket were designed to recover the larger, adjusted revenue requirement of $602.76 million. Importantly, the record showed that the approved revenue requirement was still less than Utah Power's would have been, had it remained an unmerged, stand-alone utility.
      Though the Commission refused to adopt the Consensus Method itself, it felt justified in using its numerical result because it was derived in a fair and open, deliberative way by regulatory staff members from each PacifiCorp state. Our investigative staff, the Division, was well represented.
      In a key decision, the Commission stated that the $72.74 million addition to Utah's Rolled-In revenue requirement was a maximum amount and ordered it to be eliminated over a number of years -- the stated goal was 10 years, with caveats concerning depreciation of pre-merger plant and retention by divisions of endowments. (See note 5.) The Commission acknowledged that more than ten years might be allowed if subsequent analysis showed that these caveats were legitimate and should extend the period. At that future point, the determination of revenue requirement and ratemaking would be based on single-system, rolled-in cost of service without further merger-fairness adjustment.
      Another key point, which arises again in the present Docket, is the test by which merger

[FN]
_______________

      6 Report and Order issued December 7, 1990, paragraph 5, pages 13-14. PacifiCorp argues that the direct assignment to divisions (the pre-merger service territories of Utah Power and Pacific Power) of pre-merger plant is a cost-based departure from standard apportionment practice.

                             DOCKET NO. 97-035-04
                                      -6-

fairness is adjudged. The proposed Consensus Method was based on a merger-benefit distribution test. This required a comparison of forecast merged company operations with forecast, hypothetical operations of the no-longer existing, unmerged former Pacific Power and Utah Power utilities. The net result of this comparison, if positive, was termed "merger benefit." The idea of the test was to aid in designing a method to apportion system cost of service by splitting merger benefits roughly 50/50 between two divisions, defined as the service territories of the pre-merger companies, and shared pro-rata among the state jurisdictions in each. The fair result, the 50/50 benefit split, would be achieved by adjusting the jurisdictional revenue requirement used in general rate cases and in all reports to state regulators of merged-company operations.
      The analysis of hypothetical benefits was of concern as early as the September 28, 1988 Report and Order approving the merger (Docket No. 87-035-27). There, the Commission cautioned against its use. (See, for example, Report and Order, p. 65, paragraph 12.) Though the Commission agreed with the need for merger fairness, and as a result that Utah's jurisdictional revenue requirement in rate cases following the merger should be greater, for a period of years, than that indicated by conventional single-system, fully rolled-in cost-of-service apportionment, the Commission was skeptical that this result could or should be maintained into the future using a benefits distribution test. In the rate case, the Commission rejected the merger benefit test as a measure of fairness. The measure adopted uses a lump-sum transfer, based on a divergence from, or an increment to, fully rolled-in revenue requirement.
      In that Docket, however, the Order did not fix the date at which the fairness adjustment, as a lump-sum transfer decreasing from $72.74 million, would end. The rate-case record was insufficient for that purpose. At the time, the parties expected to revisit the issue in a subsequent rate case, when the newly merged entity would have an operating history upon which to rely.
      In summary, key decisions in that case are that the Commission recognized integrated, single-system operation of the merged company as the goal. Testimony affirmed it was already an operations reality. Accordingly, and in consequence of good theory and practice, the

                             DOCKET NO. 97-035-04
                                      -7-

Commission determined that cost-recovery should be based on the same integrated system, rolled-in cost-of-service premise. The Commission also inaugurated divergence from single-system, rolled-in revenue requirement as the measure of merger fairness in place of the proposed distribution-of-benefits test.7


                          III.  POSITIONS OF PARTIES

      The general problem for this Docket is the adoption of an apportionment method that meets the merger fairness objective as well as other standard ratemaking objectives and is the basis for just and reasonable rates. The effort in this Docket to define an appropriate method is simplified somewhat because, as noted above, the standard functionalization, classification, and allocation decisions are not in dispute. Determination of a numerical revenue requirement for the Utah jurisdiction, however, awaits a general rate case. Four parties provide testimony or argument on these subjects.

A.    PACIFICORP

      The Company proposes the "Modified Accord" method. Under this method, merger fairness is attained by assigning the costs of pre-merger plant to divisions of origin, defined as the service territory of either Utah Power or Pacific Power, pre-merger, and then allocated to the respective jurisdictions within each division. This divisional assignment of pre-merger plant is to continue over the remaining depreciable life of the plant, or until approximately 2015. The

[FN]
_______________

      7 Even though the Commission did not adopt the Consensus Method in Docket No. 90-035-06, PITA continued to work on the same sort of approach and continued to rely on a merger-benefit test. In 1993, when this test showed the Consensus Method was producing unfair results to the jurisdictions of the pre-merger Pacific Power, PITA adopted a new but similar approach called the "Accord Method" which shifted additional costs to the jurisdictions of the pre-merger Utah Power. Accord has been used since for regulatory filings in Utah and the other states. Now, in the present Docket, the Company proposes a "Modified Accord Method." We have not ruled on the appropriateness of either the Accord or Modified Accord methods. The Division has been a signatory party to PITA agreements to use Consensus and Accord, and, as the record in the present Docket shows, did not break with PITA on this sort of approach until mid-1996. The Committee, which attended most of the PITA meetings, did not sign the agreements; nor did our advisory staff, who attended for informational purposes only.

                             DOCKET NO. 97-035-04
                                      -8-

costs of post-merger plant are allocated directly to all jurisdictions, as is the case under the Rolled-In method. In addition, a modified "hydro endowment" directly assigns to divisions, to be credited to the jurisdictions within the division, an adjustment to fuel expenses to reflect the value of divisional hydro generation. During the hearing, the Company proposed to terminate the divisional hydro endowment by January 1, 2001. Given this, the fairness adjustment is expected to end near 2015, when assignment of pre-merger plant is no longer a material factor.
      The Company proposes to implement the Modified Accord method in its semi-annual reports of operations to the Commission. These reports would reflect the movement toward the Rolled-In method, and the gradual elimination of the fairness adjustment, as pre-merger plant depreciates and with the removal of the hydro adjustment beginning in 2001. The Company states that its proposal does not address the impacts that might occur as a result of future legislative changes in the regulation of electric utilities, but indicates it will neither propose nor support any action at the state legislature which does not assure implementation of this apportionment proposal.

B.    THE DIVISION OF PUBLIC UTILITIES

      The Division recommends reaching the Rolled-In method by phasing-out the fairness adjustment over a five-year period, 1996-2000. In its view, the five-year period is fair both to PacifiCorp's shareholders and to ratepayers in Utah and other states. The amount that is added to Utah jurisdictional revenue requirement to attain merger fairness, assuming 1997 is the test year in the next general rate case, would be four-fifths of the difference between the Rolled-In and the Modified Accord method proposed by the Company in this proceeding. Thereafter, the fairness amount would decrease by one-fifth annually, reaching zero at year-end 2000. That is to say, these amounts would no longer be dependent on a comparison of two apportionment methods. At the end of 2000, the fairness adjustment would terminate and all ratemaking thereafter would use the Rolled-In method. The Division recommends a requirement that the April 1997 semi-annual report of PacifiCorp reflect all decisions in this case.

                             DOCKET NO. 97-035-04
                                      -9-

      The Modified Accord method allocates non-fuel operations and maintenance expenses based on the relative amount of plant apportioned to a jurisdiction, and thus reflects the divisional assignment of pre-merger plant, while fuel expenses are allocated directly to jurisdictions based on relative usage. In the event the Commission accepts the Company's proposal to divisionally assign pre-merger plant, the Division proposes that non-fuel operations and maintenance expenses be allocated, like fuel, on the basis of relative usage.
      The Company should be required to file all future semi-annual reports using the Rolled-In method with an explicit lump-sum addition to the Utah revenue requirement for merger fairness. The lump-sum addition decreases over five years. In the event a general rate case is held, the Utah revenue requirement is to be based on the appropriate amount for the year that is under study. The Division believes there is no automatic mechanism by which rates can be adjusted to match the movement to the Rolled-in method; only through a general rate case can rates be adjusted.

C.    THE COMMITTEE OF CONSUMER SERVICES

      The Committee advocates that we order use of the Rolled-In method at the first opportunity. The only reason not to do so is possible unfairness to UP&L's shareholders. In examining this, the Committee states that for nearly a decade Utah ratepayers have protected PacifiCorp's shareholders from the risk that all jurisdictions would not use the same apportionment method, a risk shareholders assumed at the time of the merger. The Committee testifies that even on these grounds there is no need to continue the merger fairness adjustment to jurisdictional revenue requirement. There is no need for a transfer and subsequent phase-out.
      In the event the Commission accepts the Company's proposal to divisionally assign pre-merger plant, the Committee proposes that the revenues from excess production (sales for resale) be apportioned to the jurisdiction bearing the cost responsibility for the excess capacity, rather than the current method which assigns Utah the costs of excess capacity but allocates the revenues system-wide.

                             DOCKET NO. 97-035-04
                                     -10-

      The Committee proposes that all semi-annual reports would be filed using the Rolled-In method, and the Rolled-In method would be used whenever a general rate case is held.

D.    THE UTAH FARM BUREAU FEDERATION

      In its final brief, the Farm Bureau recommends adoption of the Rolled-In method without an adjustment for merger fairness. If the Commission adopts the five-year elimination of the fairness adjustment as proposed by the Division, then the divergence from the Rolled-In method should be calculated using the Modified Accord method, since PacifiCorp has agreed to the Modified Accord method, regardless of the position of the other states.
      Like the Committee, the Farm Bureau proposes to require all semi-annual reports to be filed using the Rolled-In method, and the Rolled-In method would be used whenever a general rate case is held. The Farm Bureau recommends that if "gradualism" of the sort proposed by the Division is adopted, the application should not be to a cost method but instead to rate adjustments in the context of a general rate case.

                           IV.  STATEMENT OF ISSUES

      The standard single-system apportionment method, that which we refer to as the Rolled-In method, is not in dispute here. All parties agree its functionalization, classification and allocation aspects are correct as presented in Joint Exhibit 2. Its allocation factors are readily derived from the algebraic expressions in Joint Exhibit 1. Given this, the first and major issue we face is how, in ratemaking and regulatory reporting, to maintain merger fairness. In addition to the Rolled-In method, the other two approaches advocated on the record are lump-sum transfer (deviation from Rolled-In) and use of the Modified Accord method. The second issue is how long the alteration of jurisdictional revenue requirement to achieve merger fairness must continue. The third issue is how to determine the correct dollar amount of the adjustment necessary each year as required for merger fairness. The fourth issue is how to actually implement the adjustment in coming years, if expected institutional changes in the industry and

                             DOCKET NO. 97-035-04
                                     -11-

in regulation occur. The final issue is the appropriate accounting for and regulatory reporting of cost of service, given a merger fairness adjustment. In our view, all other issues raised by parties are subordinate to these or to the particular position each party advocates. Of those which arise in the context of a party's position, there may be some we need not reach as we resolve the five key issues.

                   V.  DISCUSSION, FINDINGS AND CONCLUSIONS

      But for merger fairness, the search for an appropriate apportionment method would be limited to the conventional functionalization, classification, and allocation decisions. These would be based upon the current usage characteristics of an integrated single-system, rolled-in, utility operation, assuming the operation is sound in all engineering and economic aspects. Merger fairness is not the typical regulatory concern with an equity objective, to be met through cost-based rates, but a departure due to the merging of two utilities' differing cost structures. The Commission's first ruling on this subject, in Docket No. 90-035-06, left questions of interpretation and of timing. We resolve these now.

A.    THE MERGER FAIRNESS ADJUSTMENT

      The principal fairness objective of the Company is securing an agreement among the states to adopt a common method of cost allocation to be uniformly applied by the states as the basis for reporting and ratemaking. An interstate agreement provides the Company a reasonable and fair opportunity to recover all of its costs of providing service, and minimizes the risk to shareholders of unrecovered costs.
      The general definition of fairness used by PITA is that "no jurisdiction should experience a higher revenue requirement with the merger than had the merger not occurred."8 For use as a guideline in evaluating and selecting among alternative allocation methods, PITA has adopted a

[FN]
_______________

      8  Rodger Weaver, Direct Testimony, pg. 11.

                             DOCKET NO. 97-035-04
                                     -12-

more specific definition of fairness. This working definition of fairness is a result approximating an equal sharing by divisions of the accumulated net cost reductions made possible by the merged company relative to the costs that would otherwise be incurred to the present by two hypothetical, stand-alone, unmerged companies. As all parties here, and state representatives at PITA, now agree, this definition uses a calculation of benefits which depends upon completely unreliable stand-alone analysis. The definition therefore has been abandoned.
      In a June 1997 meeting, PITA adopted a new definition of fairness to guide its evaluation of allocation methods. This definition states a fair method "is one which appropriately balances durable pre-merger costs and revenue considerations with traditional rolled-in cost allocation."9 It does not address benefit sharing as a future guideline for evaluating allocation methods and assumes allocations to date are fair. It also calls for future decisions to be based on divisional assignment of pre-merger plant, adjustments to fuel expenses to recognize divisional hydro endowments, and finally a balanced approach toward traditional rolled-in allocation.
      The Division, the Committee, and the Utah Farm Bureau all state that fairness is obtained by the use of a method that relates current cost to current use, i.e., the Rolled-In method. Any method which purposely raises Utah's cost responsibility above that obtained under the Rolled-In method does so explicitly as a fairness adjustment to benefit other jurisdictions. In the short term, to fairly mitigate impacts on the Pacific states, the Division proposes to end the fairness adjustment begun in 1990 with a five-year transition from the Modified Accord method, as that method was presented by the Company in this Docket, to the Rolled-In method. Both the Committee and the Utah Farm Bureau claim it is no longer necessary to maintain any adjustments to the Rolled-In method.
      There are two competing views of fairness. The Company, PITA, and the Pacific states, once viewed fairness as a fair sharing of merger benefits relative to stand-alone results. Although they have abandoned the merger fairness measure, the Company continues to argue that fairness

[FN]
_______________

      9 PacifiCorp Exhibit 2R.5. PITA Meeting Minutes, Las Vegas, Nevada, June 9-10, 1997, p. 7.

                             DOCKET NO. 97-035-04
                                     -13-

does not require sharing of pre-merger plant and hydro resources. The Division, the Committee, and the Utah Farm Bureau all view fairness as a fair transition to a uniform sharing of all costs.
      These competing views of fairness are likewise supported by two competing interpretations of the principle of cost causality. The Company considers pre-merger plant to be caused by pre-merger loads, and states such plant does not change as a result of current or future company decisionmaking or current customer loads. Therefore, the Company contends, cost causation supports the assignment of pre-merger plant to divisions on an historical basis. The Division and the Committee assert the joint use of pre-merger plant in integrated operations to serve aggregate loads requires its costs to be shared among jurisdictions based on current usage characteristics, as is traditional in cost allocation. Thus they contend cost causation supports a uniform allocation of pre-merger as well as post-merger plant to jurisdictions based on current use.
      We conclude that the basis of cost apportionment is cost causation reflecting the characteristics of current rather than historical usage. This is the traditional meaning given the cost-causation principle. In the 1990 Order, the Commission affirmed that principle by rejecting a proposal to partition plant on a historical basis. Nothing in this record causes us to change this decision. In addition, we agree with the reasons the Division enumerated in this Docket to support that position: (1) Current use of existing plant is cost causative since current loads require facilities to continue to operate; (2) PacifiCorp serves an aggregate load and resources are not devoted to the exclusive use of a particular customer group; (3) cost causation is dynamic not static in that it reflects current relative use of shared plant; (4) divisional assignment of shared plant violates the principle of direct assignment which requires exclusive not shared use; and (5) the FERC requires it for wholesale and transmission transactions. An historical-use-based cost apportionment method results in a form of vintage pricing. Vintage pricing has not been accepted in this jurisdiction, and the Division asserts it can result in absurd outcomes.
      The Company argues that once it makes an investment decision, it is beyond the scope of further decisionmaking. To the contrary, providing utility service is not a riskless economic

                             DOCKET NO. 97-035-04
                                     -14-

activity. The Company must continually reevaluate and make economic choices based on how existing plant, relative to available alternatives, meets current and expected future loads. For all these reasons, it is obvious to us that patterns of current, not historical, usage cause current costs to be incurred.
      We further conclude that the view of fairness presented by the Company, which depends upon direct assignment of jointly used plant, must be rejected. The definition of merger fairness we accept is a deliberate transition or phasing-out of a lump-sum addition to Rolled-In revenue requirement. Thus, we reaffirm the definition of merger fairness adopted in the 1990 Order.
      We note inherent difficulties with the Modified Accord method proposed by the Company. Divisional assignment of pre-merger plant violates the matching principle inherent in cost allocations. By directly assigning jointly used plant, but sharing all revenues derived from the use of that plant, a mismatch occurs, as the Committee testifies. Typically, expense accounts are allocated based on the allocated amounts of plant to which the expenses are related. When pre-merger plant is directly assigned, the effect is to shift expenses to the division to which the plant is assigned. This again mismatches current service demands and resulting costs incurred, a point the Division raises. Another example of this sort of inconsistency is found in the treatment of Qualifying Facilities. The costs of these resources are uniformly shared by all jurisdictions rather than directly assigned to jurisdictions of origin, even though contracts were entered before the merger. By contrast, pre-merger purchase power and sales contracts were divisionally assigned since the pre-merger Pacific states used them to meet their load requirements to a greater extent than did the Utah division states. This policy was later changed by PITA to one of uniform sharing among all jurisdictions. The result of these PITA decisions about contracts increases Utah's cost responsibility, even though the only reason for such treatment is PITA's end-result driven notion of fairness, which lends itself to ad hoc adjustment. An argument, based on consistency, is that pre-merger purchase and sales contracts and Qualifying Facilities should be directly assigned rather than allocated system wide. The result would decrease Utah's cost responsibility.

                             DOCKET NO. 97-035-04
                                     -15-

      We conclude that the PITA effort to promote merger fairness through ad hoc adjustment of cost apportionment has unintended and inconsistent consequences. These, once recognized, may require further ad hoc adjustment in order to retain the fair result, a problem now compounded for PITA because a clear standard by which merger fairness can be gauged no longer exists. As a Division witness states, ". . . in an era when all allocation decisions were being made on the basis of a merger benefit sharing ratio, any discovery of distortion of one allocation factor would have resulted in a need to distort others. In that environment, detailed analysis was not a justifiable use of resources."
      The Division testifies that the Modified Accord method is unfair to Utah in that it prevents or materially slows the movement to Rolled-In allocations. Both the Farm Bureau and the Committee recommend immediate adoption of Rolled-In allocations, thereby eliminating the need for any other method. We conclude that the Modified Accord method should not be adopted since it rests on a flawed view of cost causality and risk bearing, employs a definition of merger fairness we herein and once again reject, and, due to the use of divisional assignments and other ad hoc adjustments, does not consistently apply cost apportionment principles.

B.    THE NUMBER OF YEARS THE MERGER FAIRNESS ADJUSTMENT IS REQUIRED.

      The Company argues that a fairness adjustment is required until pre-merger plant is materially depreciated, or approximately 2015, based on its view of historical cost causation. On the other hand, the Committee argues no further adjustment for merger fairness is necessary because Utah customers have already more than adequately met any reasonable fairness requirement by paying $547 million more in rates between 1990 and 1996 than would have been required under Rolled-In revenue requirement. The Committee also argues that PITA methods have more than adequately protected the Pacific states through inconsistency between divisional assignment of pre-merger plant and shared treatment of the sales-for-resale revenues derived from that plant. The Division recommends that phasing out an adjustment over a five-year period will help to assure fair outcomes for Utah customers, while protecting shareholders and

                             DOCKET NO. 97-035-04
                                     -16-

the customers of other states from undue adverse impacts of a sudden change in apportionment methods. For support, the Division testifies that amounts phased-out during this period will not harm shareholders because the Company has the ability to file rate increase applications during this period in other jurisdictions. The Division asserts that many jurisdictions are and have been underearning. Moreover, it argues that the effect on other jurisdictions would in any case be small, ranging from but .06 to one percent of revenue requirement.
      We have rejected the Company's view of historical cost causation. The remaining consideration in support of an adjustment period until 2015 is whether that is required to be fair to shareholders and the Pacific states, as a non-cost-based transition to the Rolled-In method. The Committee argues against going to 2015 because it believes an immediate move to Rolled-In revenue requirement if fair to shareholders and the other states. We are unable to evaluate arguments, such as the Committee's, that what has transpired since the 1990 case has resulted in unfair outcomes. First, we have adopted no cost-apportionment method but Rolled-In. Second, though the Consensus and Accord methods have not been approved, they have been used as the basis for reports on Company performance. Third, accepting the Committee's recommendation would shorten the transition to the Rolled-In method that the Commission established in the 1990 Order. The Division's recommended five-year transition period accommodates the gradualism characteristic of long-standing ratemaking objectives. Commonly, pricing of individual services employs gradualism in the interest of rate stability. Here, the principle is advocated to ameliorate potential adverse impacts of a sudden change in apportionment methods. In addition to challenges of unfairness by the Company, however, the Committee criticizes the Division's proposal, noting that the five-year phase-out might cost Utah ratepayers as much as $100 million. The Division responds that this amount cannot be demonstrated because cost apportionment is an uncertain process, plus rate stability is better served by an incremental approach rather than sudden, large adjustments.
      "Fairness" is a qualitative concept for which an objective standard does not exist. In this Docket, parties do not agree what fairness requires. The Division offers a five-year movement to

                             DOCKET NO. 97-035-04
                                     -17-

Rolled-In as fair; the Committee believes it fair to go to Rolled-In immediately; the Company says fairness requires that this move occur only after many years and perhaps, absent some measure of materiality, not until 2015. They each offer little basis for these differences of opinion except a judgment of what is fair to the Company's shareholders and to its customers in Utah and other states.
      In the 1990 Docket, we said a transfer to Utah revenue requirement of approximately $72 million met the merger fairness obligation. Thus, in 1990, our standard of merger fairness was a transfer of this magnitude, to be eliminated over a period of years. We based this on the judgment of the states, expressed through the working group, PITA. The fairness standard we accepted was a measured divergence from Rolled-In. In considering the subject for 1996, all that remains is the measure of fairness calculated as divergence
                                  _______
from Rolled-In revenue requirement; we do not have a new standard of fairness.
                                                         ________
The Division now advocates divergence from Rolled-In as a measure of fairness, consistent with our 1990 Order.
      The Company offers what it represents to be a new PITA standard: maintenance of endowments and the direct assignment to divisions of pre-merger plant until it depreciates away, subject to the effect of post-merger
investment and to a judgment about materiality.   In contrast to the 1990
Docket, however, the basis for offering it, agreement of the PITA member state staffs, is not present. Indeed, the Division, a key member, does not agree. Two states, California and Montana, move to direct access this year, mooting their concern. The Division testifies that four of seven states no longer approve of the hydro endowment. In short, divergence from Rolled-In revenue requirement remains the only reasonable approach. In the absence of a consensus about what fairness requires, the Company's proposal appears to be an effort to preserve the status quo and lengthen the lump-sum transfer period.
      To avoid sudden impacts as we move forward, we conclude the Division's proposed five-year elimination period, of those presented to us on the record, is the most reasonable and fair. We reject the Committee's proposal as too abrupt. We reject the Company's proposal for reasons given above. Moreover, it is imperative that we move to Rolled-In more swiftly than the

                             DOCKET NO. 97-035-04
                                     -18-

Company proposes. In 1990, when the Commission established a 10-year goal, the world was a different place. The setting of the 10-year objective was fortuitously accurate considering changed conditions. Since then, Congress passed the Energy Policy Act of 1992 that furthered the move to deregulate aspects of the electric industry. Circumstances have minimized Utah's transmission endowment that was originally part of the merger cost-allocation plan. Over time, the stand-alone merger benefit measurement, to which we have already referred in this Order, has become useless. And, finally, the state legislature has begun a study to deregulate electric generation in Utah. In that environment, a long-term fairness transfer will not be sustainable. Hence, the fairness adjustment, as a lump-sum transfer, shall end January 1, 2001.

C.    THE DOLLAR MAGNITUDE OF THE ADJUSTMENT

      The Division and the Company agree that the amount of the fairness adjustment must be determined in a general rate case, as a divergence between the Rolled-In and Modified Accord methods. They differ in that the Division would phase-out the divergence over five years; the Company would retain it until the two methods coincide in about 2015. The record shows a 1996 divergence of $51.4 million using the Division's adjusted results of Company operations for that year. The Company uses the prototype model, the basis for evaluation by PITA, to develop an estimate of $58 million using the Accord method and $56.5 million using the Modified Accord method, for 1996. In both methods, the divisional assignment of pre-merger plant accounts for $42.5 million of the total deviation between methods; the remaining difference is in the value of the hydro endowment. These are indications of magnitude of the adjustment borne by Utah ratepayers in that year.
      We note the record shows that the Division broke with PITA in mid-1996, when it found that the movement to Rolled-In revenue requirement, with a divergence calculated using the Accord method, was too slow. We have rejected the Modified Accord method based on the record in this case. We have determined that the Committee's proposal to move immediately to rolled-in revenue requirement is too abrupt. We are unable to determine, on the currently developed

                             DOCKET NO. 97-035-04
                                     -19-

record, the reasonableness of the Committee's position that Utah has already met its fairness burden and no additional merger fairness adjustment is warranted. As a result of these determinations, the Commission is unable to adopt a method that establishes the dollar amount of the lump-sum merger fairness adjustment that is to be phased out over five years. There may be other options which should be considered, but are not on this record, e.g., a straight line reduction of the $72.4 million adjustment made in the December, 1990, Report and Order in Docket No. 90-035-06, that ends January 1, 2001.
We will direct the parties to appear at a April 30, 1998, 9:00 a.m., scheduling conference to schedule further proceedings to enable the Commission to adopt a reasonable method by which the lump-sum merger fairness adjustment may be calculated.

D.    IMPLEMENTING THE ADJUSTMENT IN COMING YEARS

      We requested the parties to include in their post-hearing briefs their positions on how to implement, over time, the parties' proposed methods. All parties agreed that whatever determination was made by the Commission, it would not be reflected in rates actually paid by customers until rates could be modified in a general rate case proceeding. As we have determined that a merger fairness adjustment is to be phased out over a five-year period, beginning in 1996, we remain interested in exploring how rate design may be able to account for such differing levels over time. We will take up the matter in the pending Pacificorp general rate case, Docket No. 97-035-01. We are interested in exploring the use of >formula rates', see, e.g., State of Mississippi, ex rel. Edwin Lloyd Pittman, et al v. Mississippi Public Service Commission, 538 So. 2d 367 (Miss., 1989) and State of North Carolina ex rel. Utilities Commission, et al v. Rufus L. Edmisten, 230 S.E. 2d 651 (N.C., 1976). It appears formula rates may be applicable because the changing levels of formula items will vary precisely, over the rate effective period, due to the Commission's determinations and not due to errors in forecasting or estimating future changes when setting the rates.

                             DOCKET NO. 97-035-04
                                     -20-

E.    ACCOUNTING AND REPORTING

      The Company shall report results of operations using the Rolled-In method. The fairness adjustment, as a divergence from Rolled-In that is phased out over the five-year period, 1996 -2000, shall be included as an increment to revenue requirement in the 1997 semi-annual report. For these reporting and ratemaking purposes in Utah, the Company shall immediately eliminate all accounting associated with methods proposed but not adopted in Utah. The record shows that the Division insists this be done both to clarify and simplify reporting and ratemaking here, and to prevent unintended consequences. It is clear from the record that ad hoc adjustments can and do have unintended consequences. When these occur, other, equally ad hoc responses may be required. We wish to eliminate that possibility with this Order. The Farm Bureau joins in recommending this course. Finally, the sub accounts made necessary by the divisional responsibilities that are the basis of the unapproved methods introduce both accounting and regulatory auditing complexities we believe are unnecessary. They waste scarce regulatory resources to no purpose.

                                  VI.  ORDER

      Wherefore, we order as follows:

      1. Pacificorp shall file with the Commission, on or before May 8, 1998, the algebra of the Rolled-In allocation factors and a table of the functionalization, classification and allocation decisions, by USOA account, for the Rolled-In method. These will be used for regulatory reporting purposes and the pending general rate case in Docket No. 97-035-01.
      2. Utah regulatory reports and calculations shall use the Rolled-In allocation methodology and the lump-sum merger fairness adjustment as determined herein. Until the lump-sum merger fairness adjustment amount is determined by the Commission, Pacificorp may use a merger fairness adjustment amount which it believes is reasonable. The amount shall be an explicit

                             DOCKET NO. 97-035-04
                                     -21-

lump-sum merger fairness adjustment to rolled-in results, consistent with this report and order, and not expressed through an alternative method.
      3. The lump-sum merger fairness adjustment shall be phased out through a five-year straight line method/reduction, beginning January 1, 1996 and ending January 1, 2001.
      4. Pacificorp's accounting records, system of accounts and accounting methodology for Utah regulatory purposes shall comply with the determinations of the Commission made in this Report and Order, eliminating all methods inconsistent with the determinations made herein.
      5. The parties shall appear at a scheduling conference set for Tuesday, April 30, 1998, 9:00 a.m., Fourth Floor, Room No. 426, Heber M. Wells State Office Building, 160 East 300 South, Salt Lake City, Utah.
      In compliance with the Americans with Disabilities Act, individuals needing special accommodations (including auxiliary communicative aids and services) during this April, 28, 1998, conference should notify Julie Orchard, Commission Secretary, at 160 East 300 South, Salt Lake City, Utah, 84111,
(801)530-6713, at least three working days prior to the hearing.

                             DOCKET NO. 97-035-04
                                     -22-

      DATED at Salt Lake City, Utah, this 16th day of April, 1997.



                        /s/ STEPHEN F. MECHAM, Chairman
                        ____________________________________


(SEAL)                  /s/ CONSTANCE B. WHITE, Commissioner
                        ____________________________________


                        /s/ CLARK D. JONES, Commissioner
                        ____________________________________

Attest:

/s/ JULIE ORCHARD
______________________________
Commission Secretary